Exhibit 5.1

The Tower at Peabody Place

100 Peabody Place, Suite 1300

Memphis, TN 38103-3672

(901) 543-5900

May 22, 2024

Mid-America Apartments, L.P.

c/o Mid-America Apartment Communities, Inc., as general partner

6815 Poplar Avenue, Suite 500

Germantown, TN 38138

Re:	Mid-America Apartments, L.P. 5.300% Senior Notes due 2032

Ladies and Gentlemen:

We have acted as counsel to Mid-America Apartments, L.P., a Tennessee limited partnership (the “Operating Partnership”) and majority-owned subsidiary of Mid-America Apartment Communities, Inc., a Tennessee corporation (the “Company”), in connection with the issuance and sale of $400,000,000 aggregate principal amount of the Operating Partnership’s 5.300% Senior Notes due 2032 (the “Notes”) pursuant to (i) an Indenture dated as of May 9, 2017 (the “Base Indenture”), as amended and supplemented by an Eighth Supplemental Indenture dated as of May 22, 2024 (the “Seventh Supplemental Indenture”; the Base Indenture, as amended and supplemented by the Eighth Supplemental Indenture, is hereinafter called the “Indenture”), each between the Operating Partnership and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “Trustee”), (ii) the Underwriting Agreement dated as of May 13, 2024 (the “Underwriting Agreement”) among the Operating Partnership and Wells Fargo Securities, LLC, Citigroup Global Markets Inc., J.P. Morgan Securities LLC, PNC Capital Markets LLC, and TD Securities (USA) LLC, as representatives of the several underwriters listed in Schedule 1 thereto (the “Underwriters”), and (iii) a prospectus supplement dated as of May 13, 2024 (the “Prospectus Supplement”) and the accompanying base prospectus dated as of May 2, 2024 (the “Base Prospectus” and collectively with the Prospectus Supplement, the “Prospectus”) that form part of the Company’s and the Operating Partnership’s effective registration statement on Form S-3 (Registration No. 333-279076 and Registration No. 333-279076-01) (the “Registration Statement”) filed with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issuance of the Notes.

We have examined the Registration Statement, the Prospectus, the Underwriting Agreement, the Indenture and the Notes. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied, without independent verification or investigation, upon the representations and warranties made by the parties in the Indenture and the Underwriting Agreement, and upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Operating Partnership.

bassberry.com

May 22, 2024

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based on the foregoing and the other matters set forth herein, it is our opinion that, when the Notes have been duly executed, issued, and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in accordance with the Underwriting Agreement, the Notes will be valid and binding obligations of the Operating Partnership, enforceable against the Operating Partnership in accordance with their terms.

Our opinion rendered in the above paragraph is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally; and (ii) the effect of general principles of equity (including, without limitation, laches and estoppel as equitable defenses, concepts of materiality, reasonableness, good faith and fair dealing, matters of public policy, the possible unavailability of specific performance, injunctive relief and other equitable remedies, the discretion of the court before which a proceeding is brought, and considerations of impracticability or impossibility of performance and defenses based upon unconscionability), regardless of whether considered in a proceeding at law or in equity.

Our opinion as set forth herein is limited to the laws of the State of New York and the laws of the State of Tennessee. No opinion is given regarding the laws of any other jurisdiction.

This letter speaks as of the date hereof. We disclaim any obligation to provide any subsequent opinion or advice by reason of any future changes or events which may affect or alter any opinion rendered herein. Our opinion is limited to the matters stated herein, and no opinion is to be implied or inferred beyond the matters stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Company’s and Operating Partnership’s Current Report on Form 8-K dated as of May 22, 2024 and to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the Commission’s rules and regulations thereunder.

Very truly yours,

/s/ Bass, Berry & Sims PLC